Exhibit 3.1

SCILEX HOLDING COMPANY

CERTIFICATE OF ELIMINATION

OF

SERIES 1 MANDATORY EXCHANGEABLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

In accordance with Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), Scilex Holding Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies as follows:

FIRST: Pursuant to Section 151 of the DGCL and the authority granted to and vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (as amended and/or restated from time to time, the “Certificate of Incorporation”), the Board previously designated 5,000,000 shares of preferred stock of the Corporation as Series 1 Mandatory Exchangeable Preferred Stock, par value $0.0001 per share (“Series 1 Mandatory Exchangeable Preferred Stock”), and established the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series 1 Mandatory Exchangeable Preferred Stock of the Corporation (the “Certificate of Designation”), which Certificate of Designation was filed in the Office of the Secretary of State of the State of Delaware and is in full force and effect on the date hereof.

SECOND: None of the authorized shares of Series 1 Mandatory Exchangeable Preferred Stock are outstanding and none will be issued subject to the Certificate of Designation.

THIRD: Pursuant to the authority conferred on the Board by the provisions of Section 151(g) of the DGCL and the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, the Board duly adopted the following resolutions:

RESOLVED, that, pursuant to the authority conferred on the Board by the provisions of Section 151(g) of the DGCL and the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, the Board hereby eliminates the Series 1 Mandatory Exchangeable Preferred Stock, none of which is currently outstanding and none of which will be issued subject to the Certificate of Designation therefor;

RESOLVED FURTHER, that the Corporation be, and it hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a Certificate of Elimination of Series 1 Mandatory Exchangeable Preferred Stock (the “Certificate of Elimination”) containing these resolutions, which shall have the effect, immediately upon the effectiveness of the filing of the Certificate of Elimination, of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designation filed with the Secretary of State of the State of Delaware; and

RESOLVED FURTHER, that the authorized officers of the Corporation (the “Authorized Officers”) and such other officers, employees or agents of the Corporation as may be designated by any of the Authorized Officers be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to execute and file the Certificate of Elimination with the Secretary of State of the State of Delaware at such time as such Authorized Officers deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the DGCL.

FOURTH: Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series 1 Mandatory Exchangeable Preferred Stock in the Certificate of Incorporation shall be eliminated effective immediately upon the filing of this Certificate of Elimination (the “Effective Time”), and the shares that were designated to such series are returned to the status of authorized but unissued shares of preferred stock of the Corporation effective as of the Effective Time.

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IN WITNESS WHEREOF, Scilex Holding Company has caused this Certificate of Elimination of Series 1 Mandatory Exchangeable Preferred Stock to be executed by its duly authorized officer on February 3, 2026.

SCILEX HOLDING COMPANY

By:	/s/ Henry Ji, Ph.D.
Name:	Henry Ji
Title:	Chief Executive Officer and President